UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 13, 2014

HealthSouth Corporation
(Exact name of Registrant as specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure.
HealthSouth Corporation (the “Company”) will participate in the 32nd Annual J.P. Morgan Healthcare Conference in San Francisco, California on January 13-16, 2014. HealthSouth President and Chief Executive Officer, Jay Grinney, will make a presentation on Tuesday, January 14th, at 10:30 a.m. PT/1:30 p.m. ET using the slides attached to this Current Report on Form 8-K as Exhibit 99.1 (the "Conference Slides"). The presentation will address, among other things, the Company's strategy and financial performance and discuss industry trends and dynamics. The presentation will be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link. While the format of certain slides may have changed, the Conference Slides contain much of the same information as previously included in the Investor Reference Book filed in a Current Report on Form 8-K dated November 19, 2013.
While the Company has not closed its books for the quarter or year ended December 31, 2013, the Company will share its preliminary observations and considerations on the quarter and year ended December 31, 2013 in the Conference Slides. These preliminary observations and considerations on the quarter and year ended December 31, 2013 are:

▪
Volume. The Company continued to experience positive discharge growth and expects to report 3.8% and 5.0% discharge growth for the quarter and year ended December 31, 2013, respectively, compared to the same periods of 2012. The Company expects to report 2.5% new-store discharge growth for both the quarter and year ended December 31, 2013 compared to the same periods of 2012. The Company expects to report 1.3% and 2.5% same-store discharge growth for the quarter and year ended December 31, 2013, respectively, compared to the same periods of 2012. Same-store discharge growth for the quarter and year ended December 31, 2013 was negatively impacted by the divestiture of 41 skilled nursing facility beds in the first quarter of 2013.

▪	Pricing. The Company expects an approximate 3.4% increase in net patient revenue per discharge before sequestration for the quarter ended December 31, 2013 compared to the same period of 2012.

▪	Adjusted EBITDA. In the fourth quarter of 2013, the Company expects an Adjusted EBITDA reduction of approximately $8 million, net of noncontrolling interests, for sequestration.

•	Salaries and Benefits. The fourth quarter of 2013 includes a 2.2% merit increase compared to an approximate $10 million bonus in lieu of a merit increase for the same period of 2012.

•
Taxes. The Company assumes a provision for income tax of approximately 40% for the quarter ended December 31, 2013. The Company's 2013 provision for income tax includes an approximate $115 million, or $1.31 per basic share, benefit related to the Company's previously disclosed settlement with the IRS in April 2013. Cash taxes are expected to be approximately $7 million for the year ended December 31, 2013.

•
Earnings per Share. For the year ended December 31, 2013, the Company's share count reflects the repurchase of approximately 9.1 million shares in the first quarter of 2013 through a tender offer. In the fourth quarter of 2013, the Company exchanged 257,110 shares of its 6.5% Series A Convertible Perpetual Preferred Stock for $320 million of new 2.0% Convertible Senior Subordinated Notes due 2043.

Based on its preliminary observations of continued strong operating results for the year ended December 31, 2013, the Company announced it is increasing previously provided Adjusted EBITDA and earnings per share guidance for 2013. Adjusted EBITDA guidance for 2013 has been increased from a range of $533 million to $538 million to a range of $542 million to $545 million. Earnings per share guidance for 2013 has been increased from a range of $2.43 to $2.46 per share to a range of $2.50 to $2.52 per share. Earnings per share are presented using income from continuing operations attributable to HealthSouth.

In addition, the Company will share its preliminary observations and considerations of adjusted free cash flow for 2013 and its preliminary assumptions around free cash flow for 2014 in the Conference Slides. These considerations around adjusted free cash flow include the following:

Certain Cash Flow Items	2012 Actuals	2013 Estimates	2014 Assumptions
	(In Millions)
Cash interest expense	$90.4	$95	$100
Cash payments for taxes, net of refunds	$11.8	$7	$10 to $15
Working capital and other	$28.2	$5 to $15	$10 to $20

Maintenance capital expenditures	$83.0	$87	$80 to $90
Dividends paid on preferred stock	$24.6	$23	$6
While the Company believes it will continue to generate strong free cash flow, the potential depletion of the Company's federal net operating loss during the 2014 to 2016 timeframe will affect its compound annual growth rate for free cash flow.
The Company will also discuss its opportunities for deploying its free cash flows. While the Company's free cash flow deployment priorities may shift based on prevailing market conditions, the Company's growth, debt reduction, and shareholder distribution opportunities include the following:

	2012 Actuals	2013 Estimates	2014 Assumptions
Growth in Core Business
Bed expansions (target approximately 80 beds/year) and unit consolidations	$16.6	$25	$20 to $30
New IRF's (target 4-6/year)	41.1	56	45 to 75
	$57.7	$81	$65 to $105, excluding acquisitions
Debt Reduction
Debt pay down, net (1)	—	$(257)	N/A
Purchase leased properties (2)	$19.1	90	$15 to $20

Shareholder Distribution
Convertible preferred stock repurchase (1)	46.5	248	—
Cash dividends on common stock (3)	—	16	64
Common stock repurchase ($200 million authorization) (4)	—	234	TBD
	$65.6	$331	TBD
(1) The Company issued $320 million of 2.0% Convertible Senior Subordinated Notes due 2043 in exchange for 257,110 shares of the Company’s 6.5% Series A Convertible Perpetual Preferred Stock. No cash was used in the transaction. The Company expects to record approximately $248 million as debt and approximately $72 million as equity.
(2) 2012 includes the purchase of the real estate (previously subject to an operating lease) associated with the Company's joint venture hospital in Fayetteville, Arkansas for approximately $15 million, half of which was reimbursed to the Company by its joint venture partner through a capital contribution. Also, 2012 and 2013 includes an investment for a replacement hospital for the Company's previously leased hospital in Ludlow, Massachusetts.
(3) On July 25, 2013, the Company's board of directors approved the initiation of a quarterly cash dividend on the Company's common stock of $0.18 per share.

(4) On October 25, 2013, the Company's board of directors authorized the repurchase of up to $200 million of the Company's common stock, subject to certain terms and conditions. The $234 million reflects the tender offer for approximately 9.5% of the common shares completed in the first quarter of 2013.

The Company uses “same-store” comparisons to explain the changes in certain performance metrics and line items within its financial statements. Same-store comparisons are calculated based on hospitals open throughout both the full current periods and throughout the full prior periods presented. These comparisons include the financial results of market consolidation transactions in existing markets, as it is difficult to determine, with precision, the incremental impact of these transactions on the Company's results of operations.
The information contained herein is being furnished pursuant to Item 7.01 of Form 8-K, “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Note Regarding Presentation of Non-GAAP Financial Measures
The financial data contained in the Conference Slides attached hereto as Exhibit 99.1 includes non-GAAP financial measures, including the Company’s leverage ratio and Adjusted EBITDA. The leverage ratio referenced therein is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio and Adjusted EBITDA are measures of its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution. The Company’s credit agreement also includes a maximum leverage ratio financial covenant which allows the Company to deduct up to $75 million of cash on hand from consolidated total debt. The Company reconciles Adjusted EBITDA to net income in the Conference Slides attached hereto as Exhibit 99.1 and to net cash provided by operating activities below.
The Company uses Adjusted EBITDA on a consolidated basis as a liquidity measure. The Company believes this financial measure on a consolidated basis is important in analyzing its liquidity because it is the key component of certain material covenants contained within the Company’s credit agreement, which is discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” and Note 8, Long-term Debt, to the consolidated financial statements included in its Annual Report on Form 10‑K for the year ended December 31, 2012 (the “2012 Form 10‑K”). These covenants are material terms of the credit agreement. Noncompliance with these financial covenants under the credit agreement—its interest coverage ratio and its leverage ratio—could result in the Company’s lenders requiring the Company to immediately repay all amounts borrowed. If the Company anticipated a potential covenant violation, it would seek relief from its lenders, which would have some cost to the Company, and such relief might not be on terms favorable to those in the Company’s existing credit agreement. In addition, if the Company cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying common stock dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the Company’s assessment of its liquidity.
In general terms, the credit agreement definition of Adjusted EBITDA, referred to as “Adjusted Consolidated EBITDA” there, allows the Company to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to consolidated net income (1) all unusual or nonrecurring items reducing consolidated net income (of which only up to $10 million in a year may be cash expenditures), (2) costs and expenses related to refinancing transactions (in years prior to 2012), (3) any losses from discontinued operations and closed locations, (4) costs and expenses, including legal fees and expert witness fees, incurred with respect to litigation associated with stockholder derivative litigation, including the matters related to Ernst & Young LLP and Richard Scrushy discussed in Note 19, Contingencies and Other Commitments, to the consolidated financial statements accompanying the 2012 Form 10-K and Note 10, Contingencies and Other Commitments, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2013 (the “September 2013 Form 10-Q”), and (5) share-based compensation expense. The Company also subtracts from consolidated net income all unusual or nonrecurring items to the extent they increase consolidated net income.
Under the credit agreement, the Adjusted EBITDA calculation does not include net income attributable to noncontrolling interests and includes (1) gain or loss on disposal of assets, (2) professional fees unrelated to the stockholder derivative litigation, and (3) unusual or nonrecurring cash expenditures in excess of $10 million. These items may not be indicative of the Company’s ongoing performance, so the Adjusted EBITDA calculation presented here includes adjustments for them.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements accompanying the 2012 Form 10‑K.
The Company also uses adjusted free cash flow as an analytical indicator to assess its performance. Management believes the presentation of adjusted free cash flow provides investors an efficient means by which they can evaluate the Company’s capacity to reduce debt, pursue development activities, and return capital to its common stockholders. The calculation of adjusted free cash flow and a reconciliation of net cash provided by operating activities to adjusted free cash flow is included in the Conference Slides attached hereto as Exhibit 99.1. This measure is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities. The Company’s definition of adjusted free cash flow is limited and does not represent residual cash flows available for discretionary spending. Because this measure is not determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. See the consolidated statements of cash flows included in the 2012 Form 10-K and the condensed consolidated statements of cash flows included in the September 2013 Form 10-Q for the GAAP measures of cash flows from operating, investing, and financing activities.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010	2009	2008
	(In Millions)
Net cash provided by operating activities	$142.6	$107.2	$369.4	$302.2	$411.5	$342.7	$331.0	$406.1	$227.2
Provision for doubtful accounts	(8.0)	(7.0)	(22.4)	(19.8)	(27.0)	(21.0)	(16.4)	(30.7)	(23.0)
Professional fees—accounting, tax, and legal	4.2	4.1	7.8	13.2	16.1	21.0	17.2	8.8	44.4
Interest expense and amortization of debt
discounts and fees	25.3	23.5	73.9	69.8	94.1	119.4	125.6	125.7	159.3
UBS Settlement proceeds, gross	—	—	—	—	—	—	—	(100.0)	—
Equity in net income of nonconsolidated
affiliates	2.0	3.3	8.2	9.7	12.7	12.0	10.1	4.6	10.6
Net income attributable to noncontrolling
interests in continuing operations	(14.1)	(12.8)	(42.5)	(38.6)	(50.9)	(47.0)	(40.9)	(33.3)	(29.8)
Amortization of debt discounts and fees	(1.0)	(0.9)	(3.0)	(2.7)	(3.7)	(4.2)	(6.3)	(6.6)	(6.5)
Distributions from nonconsolidated affiliates	(4.6)	(2.4)	(9.6)	(7.9)	(11.0)	(13.0)	(8.1)	(8.6)	(10.9)
Current portion of income tax expense (benefit)	2.5	(0.6)	3.0	3.7	5.9	0.6	2.9	(7.0)	(72.8)
Change in assets and liabilities	(14.4)	10.4	21.8	48.8	58.1	41.4	5.7	9.1	58.0
Net premium paid on bond
issuance/redemption	—	—	—	—	1.9	22.8	—	—	—
Net cash used in (provided by) operating
activities of discontinued operations	1.2	0.2	1.4	(1.5)	(2.0)	(9.1)	(13.2)	(5.7)	(32.5)
Other, including realized losses and (gains)
on sales of investments	(0.2)	0.2	1.3	0.4	0.2	0.6	2.0	1.3	(1.4)
Adjusted EBITDA	$135.5	$125.2	$409.3	$377.3	$505.9	$466.2	$409.6	$363.7	$322.6

For the three months ended September 30, 2013, net cash used in investing activities was $95.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the three months ended September 30, 2013 was $50.5 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the three months ended September 30, 2012, net cash used in investing activities was $36.0 million and resulted primarily from capital expenditures. Net cash provided by financing activities during the three months ended September 30, 2012 was $50.8 million and resulted primarily from net proceeds from debt transactions offset by distributions paid to noncontrolling interests of consolidated affiliates and dividends paid on the Company's convertible perpetual preferred stock.
For the nine months ended September 30, 2013, net cash used in investing activities was $197.2 million and resulted primarily from capital expenditures and acquisition activity. Net cash used in financing activities during the nine months ended September 30, 2013 was $240.0 million and resulted primarily from repurchases of common stock as part of the tender offer completed in the first quarter of 2013.
For the nine months ended September 30, 2012, net cash used in investing activities was $124.3 million and resulted primarily from capital expenditures. Net cash used in financing activities during the nine months ended September 30, 2012 was $44.8 million and resulted primarily from repurchases of 46,645 shares of the Company's convertible perpetual preferred stock, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock offset by net proceeds from debt transactions and capital contributions from consolidated affiliates.
For the year ended December 31, 2012, net cash used in investing activities was $178.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2012 was $130.0 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, repurchases of 46,645 shares of the Company's convertible perpetual preferred stock, dividends paid on the Company's convertible perpetual preferred stock, and net principal payments on debt offset by capital contributions from consolidated affiliates.
For the year ended December 31, 2011, net cash used in investing activities was $24.6 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the year ended December 31, 2011 was $336.3 million and resulted primarily from net debt payments, including the optional redemption of the Company's 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the sale of the Company’s hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.5 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.
For the year ended December 31, 2009, net cash used in investing activities was $133.0 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the year ended December 31, 2009 was $224.3 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.
For the year ended December 31, 2008, net cash used in investing activities was $40.0 million and resulted primarily from capital expenditures, including expenditures associated with development activities, and net settlement payments related to an interest rate swap offset by proceeds from asset disposals, including the Company’s corporate campus. Net cash used in financing activities during the year ended December 31, 2008 was $176.0 million and resulted primarily from net debt payments made during the period, as well as distributions paid to noncontrolling interests of consolidated affiliates and dividends paid on the Company’s perpetual preferred stock, offset by proceeds from the issuance of common stock.

Forward-Looking Statements
Statements contained in this document and the Conference Slides attached hereto as Exhibit 99.1 which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth’s plan to repurchase its debt or equity securities, dividend strategies, effective income tax rates, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures, or its leverage ratio. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, the price of HealthSouth's common or preferred stock as it affects the Company's willingness and ability to repurchase shares and the financial and accounting effects of any repurchases; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including its pending HHS-OIG investigations; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and HealthSouth’s ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarters ended September 30, 2013, June 30, 2013, and March 31, 2013.

ITEM 9.01. Financial Statements and Exhibits.
(d)    Exhibits

99.1	Conference Slides of HealthSouth Corporation used in connection with its January 14, 2014 presentation at the 32nd Annual J.P. Morgan Healthcare Conference in San Francisco.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
	Name:	John P. Whittington
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: January 13, 2014